                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
                     (PURSUANT TO SECTION 13(e)(1) OF THE
                       SECURITIES EXCHANGE ACT OF 1934)
                               (AMENDMENT NO. 1)

                               BELL SPORTS CORP.
                             (NAME OF THE ISSUER)

              4 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2000
                        (TITLE OF CLASS OF SECURITIES)

                                   077903AA0
                     (CUSIP NUMBER OF CLASS OF SECURITIES)


                                LINDA K. BOUNDS
                SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                               BELL SPORTS CORP.
                            6350 SAN IGNACIO AVENUE
                          SAN JOSE, CALIFORNIA 95119
                                (408) 574-3400


(Name, Address and Telephone Number of Person Authorized to Receive Notices and
             Communications on Behalf of Person Filing Statement)

                      ----------------------------------

                                 June 30, 1998
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                               Page 1 of 6 pages

     Bell Sports Corp., a Delaware corporation (the "Company"), hereby amends and supplements its Issuer Tender Offer Statement on Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998 (the "Statement"), with respect to the tender offer (the "Tender Offer") by the Company for up to $62.5 million aggregate principal amount of its 4 1/4% Convertible Subordinated Debentures due 2000 (the "Debentures"). This amendment constitutes Amendment No. 1 to the Statement.

     Capitalized terms used but not defined herein shall have the meanings assigned to them in the Statement. A copy of the Supplement to Offer to Purchase dated July 24, 1998 is attached hereto as Exhibit 99.14 (the "Supplement"). Pursuant to General Instruction E to Schedule 13E-4, information previously disclosed in the Statement is omitted from this Amendment No. 1.

ITEM 1.   SECURITY AND ISSUER

  (b) The Company is offering to purchase up to $62.5 million of the $86.25 million aggregate principal amount outstanding of its 4 1/4% Convertible Subordinated Debentures due 2000 for a cash purchase price of $905 per $1,000 principal amount. Reference is made to the information set forth on the cover page of the Supplement, which information is incorporated herein by reference.

ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT NO.         DESCRIPTION OF EXHIBIT

  99.1.   Offer to Purchase dated June 30, 1998 (Exhibit 99.1 to the Company's
          Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.2. Form of Letter of Transmittal (Exhibit 99.2 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30,
          1998)

  99.3. Notice of Guaranteed Delivery (Exhibit 99.3 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30,
          1998)

  99.4. Form of Letter to Holders of 4 1/4% Convertible Subordinated Debentures due 2000 (Exhibit 99.4 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.5. Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees (Exhibit 99.5 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

                               Page 2 of 6 pages

  99.6. Form of Letter to Clients (Exhibit 99.6 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (Exhibit 99.7 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.8. Agreement and Plan of Recapitalization and Merger, dated as of February 17, 1998, between HB Acquisition Corporation and the Company (Incorporated by reference to the Company's Current Report on Form 8-K dated February 17, 1998)

  99.9. First Amendment to Agreement and Plan of Recapitalization and Merger, dated as of April 8, 1998, between HB Acquisition Corporation and the Company (Incorporated by reference to the Company's Current Report on Form 8-K dated April 8, 1998)

  99.10. Amended and Restated Employment Agreement, dated as of February 17, 1998 and effective as of and simultaneous with the Merger, among Terry
          G. Lee, the Company and Bell Sports, Inc. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998)

  99.11. Amended and Restated Employment Agreement, dated as of February 17, 1998 and effective as of and simultaneous with the Merger, among Mary
          J. George, the Company and Bell Sports, Inc. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998)

  99.12. Memorandum of Understanding between the Company and Linda K. Bounds, dated January 28, 1998 (Exhibit 99.12 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.13. Letter Agreement dated as of February 17, 1998, as amended on April 8, 1998, between Mary J. George and HB Acquisition (Exhibit 99.13 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.14.  Supplement to Offer to Purchase dated July 24, 1998*

  99.15.  Form of Letter of Transmittal (as amended on July 24, 1998)*

  99.16.  Notice of Guaranteed Delivery (as amended on July 24, 1998)*

  99.17. Form of Letter to Holders of 4 1/4% Convertible Subordinated Debentures due 2000 (as amended on July 24, 1998)*

                               Page 3 of 6 pages

  99.18. Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees (as amended on July 24, 1998)*

  99.19.  Form of Letter to Clients (as amended on July 24, 1998)*

  99.20. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

    *     Filed herewith.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  July 27, 1998                    BELL SPORTS CORP.

                                         By   /s/  Linda K. Bounds
                                           --------------------------------
                                           Name:  Linda K. Bounds
                                           Title: Senior Vice President and
                                                  Chief Financial Officer

                               Page 4 of 6 pages

                               INDEX TO EXHIBITS


EXHIBIT NO.         DESCRIPTION OF EXHIBIT

  99.1.   Offer to Purchase dated June 30, 1998 (Exhibit 99.1 to the Company's
          Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.2. Form of Letter of Transmittal (Exhibit 99.2 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30,
          1998)

  99.3. Notice of Guaranteed Delivery (Exhibit 99.3 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30,
          1998)

  99.4. Form of Letter to Holders of 4 1/4% Convertible Subordinated Debentures due 2000 (Exhibit 99.4 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.5. Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees (Exhibit 99.5 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.6. Form of Letter to Clients (Exhibit 99.6 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (Exhibit 99.7 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.8. Agreement and Plan of Recapitalization and Merger, dated as of February 17, 1998, between HB Acquisition Corporation and the Company (Incorporated by reference to the Company's Current Report on Form 8-K dated February 17, 1998)

  99.9. First Amendment to Agreement and Plan of Recapitalization and Merger, dated as of April 8, 1998, between HB Acquisition Corporation and the Company (Incorporated by reference to the Company's Current Report on Form 8-K dated April 8, 1998)

  99.10. Amended and Restated Employment Agreement, dated as of February 17, 1998 and effective as of and simultaneous with the Merger, among Terry
          G. Lee, the Company and Bell Sports, Inc. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998)

                               Page 5 of 6 pages

  99.11. Amended and Restated Employment Agreement, dated as of February 17, 1998 and effective as of and simultaneous with the Merger, among Mary
          J. George, the Company and Bell Sports, Inc. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998)

  99.12. Memorandum of Understanding between the Company and Linda K. Bounds, dated January 28, 1998 (Exhibit 99.12 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.13. Letter Agreement dated as of February 17, 1998, as amended on April 8, 1998, between Mary J. George and HB Acquisition (Exhibit 99.13 to the Company's Schedule 13E-4 filed with the Securities and Exchange Commission on June 30, 1998)

  99.14. Supplement to Offer to Purchase dated July 24, 1998 (as amended on July 24, 1998)*

  99.15.  Form of Letter of Transmittal (as amended on July 24, 1998)*

  99.16.  Notice of Guaranteed Delivery (as amended on July 24, 1998)*

  99.17. Form of Letter to Holders of 4 1/4% Convertible Subordinated Debentures due 2000 (as amended on July 24, 1998)*

  99.18. Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees (as amended on July 24, 1998)*

  99.19.  Form of Letter to Clients (as amended on July 24, 1998)*

  99.20. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

    *     Filed herewith.
                               Page 6 of 6 pages